EXHIBIT 99.1
                                                                    ------------


                                                December 7, 2001
TO:

Registered holders of Warrant Certificates
(as defined in the below referenced Warrant Agreement)

                           and

Mellon Investor Services LLC, as Warrant Agent
(formerly known as ChaseMellon Shareholder Services, L.L.C.)
450 West 33rd Street
New York, NY 10001

Attention: Nathan Hill

         Reference is made to the Warrant Agreement, dated as of January 28, 2000 (the "Warrant Agreement"), between Paragon Trade Brands, Inc. ("Paragon") and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as warrant agent. Unless otherwise defined in this letter, capitalized terms have the respective meanings assigned to them in the Warrant Agreement, a copy of which is attached to Paragon's most recent report on Form 10-K filed with Securities and Exchange Commission.

         NOTICE IS HEREBY GIVEN pursuant to Section 4.9.3 of the Warrant Agreement that pursuant to a Stock Purchase Agreement and Plan of Merger, dated as of December 3, 2001 (the "Acquisition Agreement"), by and among Tyco Healthcare Retail Group, Inc. ("Tyco Healthcare"), Tyco Healthcare Acquisition Corp., Paragon, PTB Acquisition Company, LLC, Co-Investment Partners, L.P., Ontario Teachers' Pension Plan Board and Citicorp North America, Inc., Tyco Healthcare has agreed to acquire, through related stock purchase and merger transactions (together, the "Acquisition Transactions"), all of the shares of Paragon common stock, par value $.01 per share (the "Common Stock"), outstanding immediately prior to the consummation of the Acquisition Transactions, for a purchase price of $43.50 per share in cash (the "Per Share Price"). Tyco Healthcare's obligation to consummate the Acquisition Transactions is subject to a number of conditions, but does not require Paragon stockholder approval. At this time, no definite date has been established for the consummation of the Acquisition Transactions, and there can be no assurance that the Acquisition Transactions will be consummated. However, the Acquisition Transactions will not be consummated prior to the end of 2001.

         In the Acquisition Agreement, Tyco Healthcare has agreed that, following consummation of the Acquisition Transactions (which will result in a Qualified Change of Control), it will cause Paragon to call for redemption all then outstanding Warrants pursuant to, and within the period of time permitted by, Article 3 of the Warrant Agreement using the Per Share Price as the Current Market Price for purposes of computing the Call Price in accordance with Article 3 of the Warrant Agreement. The date Paragon will call the Warrants for redemption, if and once the Acquisition Transactions are consummated, is not known at this time. This Notice serves only as notice of Paragon's proposal to effect a transaction in respect of which notice is required to be given pursuant to Section 4.9.3 of the Warrant Agreement and does not constitute a notice of call for redemption of the Warrants.


                                   PARAGON TRADE BRANDS, INC.


                                   By:  /s/ Ward Council
                                        ---------------------------------------
                                        Name:   Ward Council
                                        Title:  Secretary